Exhibit 10.9

                     TRANSPORT CORPORATION OF AMERICA, INC.
                             1715 YANKEE DOODLE ROAD
                                 EAGAN, MN 55121


January 31, 2002

Mr. Robert J. Meyers
7431 Dallas Court
Maple Grove, MN 55311

Dear Bob:

Effective November 12, 2001, you resigned as an executive officer of Transport Corporation of America, Inc. ("Transport America"). Since that time, we have together considered an opportunity to jointly develop a transportation technology company which was to be known as "Techgistics." After careful consideration, you and I have determined it not to be in your or our best interests to jointly establish such a company.

Since November 12, 2001, you have remained an employee of Transport America. This letter describes the agreement between you and Transport America regarding your resignation as an employee and director of Transport America and as a director and officer of its various subsidiaries and regarding your release of claims against us. You have also agreed to certain confidentiality and non-competition restrictions that also are reflected in this letter.

If, after reading this letter, you feel there is any discrepancy between our conversations and the content of this letter, please contact either John Houston or me.

Although neither Transport America nor you are obligated to each other beyond your resignation and departure, you have agreed to comply with certain employment and business restrictions and Transport America has offered to provide you with the following benefits:

1. Resignation and Salary Continuation. You and I hereby acknowledge and recognize your resignation from your position as our President and Chief Executive Officer, as well as any other officer positions you held, effective November 12, 2001. We appreciate your many valuable contributions during your tenure with Transport America. We will provide you an aggregate sum of Four Hundred Fifty Thousand Dollars ($450,000), payable in monthly installments of Twenty-Five Thousand Dollars ($25,000), subject to applicable withholding and payable in accordance with our normal payroll policy from time to time in effect, beginning November 12, 2001 and continuing through May 12, 2003.

         No sale or transfer of ownership of Transport America shall extinguish the obligations of Transport America hereunder. No breach may be declared unless and until the breaching party has been given written notice specifying the nature of the breach.

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2.       Benefits. If, in accordance with any applicable federal or state continuation coverage laws, including the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), you elect continuation coverage under Transport America's medical, disability, dental or other health insurance provided you on November 12, 2001, we will continue to pay the employer portion of the premiums for such coverage through May 12, 2003 or until you are no longer eligible to continue such coverage, or if you receive comparable benefits from another employer (including the level of benefits and cost to you), whichever occurs first. All rights which you may have under Transport America's group plans are subject to the terms of such plans, applicable laws and the continuation of such plans for active Transport America employees.

3. Performance Bonus. You will remain eligible to receive any incentive bonus compensation to which you would otherwise have been entitled on December 31, 2001 assuming you then held the position of President and CEO. You will not be entitled to any bonus for any period following December 31, 2001.

4. Automobile. Within the 10 days following the date of this letter, you may, if desired, purchase the automobile provided by us prior to the date of this letter at a price equal to its book value on our books. If you do not elect to purchase the automobile, you will return it on or before such 10th day.

5. Board of Directors. Concurrent with execution of this letter, you will provide a written resignation from our Board of Directors, effective immediately following the November 28, 2001 meeting.

6. Stock Options. You currently hold the following options to purchase Transport America common stock:

                  (i) September 16, 1998 grant (the "1998 Grant") to purchase an aggregate 20,000 shares at $10.438 per share, all of which are currently vested;

                  (ii) May 17, 2000 grant (the "2000 Grant) to purchase an aggregate 77,450 shares at $5.81 per share, 19,363 of which vested May 17, 2001, 19,363 of which will vest May 17, 2002 and the remainder of which vest in future years;

                  (iii) July 17, 2001 grant (the "2001 Grant") to purchase an aggregate 34,615 shares at $6.65 per share, all of which vest on or after July 17, 2002.


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         Effective upon the expiration of the 15-day rescission period described in paragraph 7 of this agreement and provided that you have not rescinded this agreement within such 15-day period, our Board of Directors has agreed to accelerate the vesting of the portion of the 2000 Grant otherwise vesting on May 17, 2002 so that you will be eligible to exercise options on 38,726 shares covered by the 2000 Grant (the "Retained Options"). Otherwise, the terms and conditions of your stock options, whether vested or unvested, remain the same and you must exercise any or all eligible options in accordance with the terms of such options, recognizing that your employment terminated on the date of this letter. In partial consideration for our agreement to accelerate these stock options, you hereby agree to relinquish all rights and to cancel the 1998 Grant, the 2001 Grant and options covering 38,724 shares granted by the 2000 Grant (i.e., all but the Retained Options), all effective November 12, 2001.

In consideration for the payments and benefits set forth above, you agree as follows:

7. Release. You hereby release Transport America, its past and present subsidiaries, and its and their past and present officers, directors, agents, shareholders, employees, attorneys, insurers and indemnitors, acting in their capacity as such (collectively, the "Releasees") from any and all claims and causes of action, known or unknown, which you may have against any and all of them arising from or relating to your employment relationship with, or position as an officer or member of the Board of Directors of, Transport America or any of its past or present subsidiaries. Through this release, you extinguish all causes of action against the Releasees occurring up to the date on which you sign this agreement, including but not limited to any contract, compensation or benefit claims; intentional infliction of emotional distress, defamation or any other tort claims arising from your employment relationship with or position of officer or director of Transport America; all claims relating to your status as an employee, director and officer of Transport America and its past and present subsidiaries, including but not limited to any claims arising under Minnesota Statutes, Chapter 302A and common law (other than claims for indemnification otherwise available to you by Transport America or its insurance carriers which shall remain available) and all claims arising from any federal, state or municipal law or ordinance, including the Family and Medical Leave Act and the Fair Labor Standards Act and all Minnesota labor and employment law statutes. This release extinguishes any potential claims of employment discrimination arising from your employment with and resignation from Transport America and any of its past and present subsidiaries, including specifically any claims under the Minnesota Human Rights Act, the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Older Workers Benefit Protection Act, and the Age Discrimination in Employment Act.

         This release does not relinquish your claims with respect to (i) your salary or accrued vacation pay earned through November 12, 2001 or as provided in paragraph 1 of this agreement, (ii) any bonus for Transport America's fiscal year ended December 31, 2001 that may be payable under any bonus plan in effect for such fiscal year, (iii) your vested accounts in Transport America's 401(k) Plan, Employee Stock Purchase Plan, the Retained Options and Transport America's Flexible Benefit


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         Plan, if you participated in such Plans, (iv) eligible claims under
         Transport America's health plan you have incurred on or before the date hereof and (v) claims for reimbursements of business expenses.

         This release does not extinguish any claims which arise against Transport America or any of its past or present subsidiaries after you sign this agreement. You certify that you (a) have not filed any claims, complaints or other actions against any Releasee and (b) are hereby waiving, as provided above, any right to recover from any Releasee under any lawsuit or charge filed by you or any federal, state or local agency on your behalf based upon any event occurring up to the date on which you sign this agreement. You are advised by Transport America to review your rights and responsibilities under this agreement with your own lawyer.

         Under the Age Discrimination in Employment Act, you have 21 days to review and consider this offer. If you sign this letter before 21 days have elapsed from the date on which you first receive it (the date of this letter), then you will be voluntarily waiving your right to the full 21-day review period. You also have the right to rescind this agreement within 15 calendar days of the date upon which you sign it. You understand that if you desire to rescind this agreement, you must put the rescission in writing and deliver it to Transport America, attn: William D. Slattery, 1715 Yankee Doodle Drive, Eagan, MN 55121, by hand or by mail within 15 calendar days of the date on which you sign this agreement. If you deliver the rescission by mail, it must be postmarked within 15 calendar days of the date on which you sign this agreement and sent by certified mail, return receipt requested.

         If you rescind this agreement, all of Transport America's obligations to you under this agreement will immediately cease, Transport America will owe you no amounts or benefits hereunder. If you rescind this agreement, you further agree to reimburse us for all payments heretofore made to you pursuant paragraphs 1, 2 and 3 of this agreement.

8.       Protective Covenants.

                  8.1 Definitions. For purposes of this paragraph 8, the terms listed below shall have the following meanings:

                  a. "Confidential Information" shall mean any information that is not generally known by Transport America's competitors or the general public. Subject to the foregoing, Confidential Information includes, but is not limited to, data of any type that was created by you in the course of your employment by Transport America; data or conclusions or opinions formed by you in the course of employment; manuals; trade secrets; methods, procedures, or techniques pertaining to the core business of Transport America;


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                           specifications; systems; price lists; marketing
                           plans; sales or service analyses; financial information; customer names or customer specific information; supplier names; employee names and personnel information; research and development data; diagrams; drawings; videotapes, audiotapes, or computerized media used as training regimens; and notes, memoranda, notebooks, and records or documents that were created or used by you in the course of employment with Transport America. Confidential Information does not include information that you can demonstrate by reliable, corroborated documentary evidence (1) is generally available to the public,
                           (2) became generally available to the public through no act or failure to act by you, or (3) relates to a business or service not provided by Transport America on or before November 12, 2001.

                  b. "Competing business" shall mean any person or entity that competes, or is preparing to compete directly, with (1) the hauling of freight or trucking business, or (2) any of the products or services developed or sold by Transport America on or before November 12, 2001.

                  c. "Render services" shall mean owning, managing, operating, controlling, providing services to, being employed by, consulting for, or otherwise participating actively in, a business; provided, however, that ownership of less than 1% of a class of stock of a corporation, whether publicly traded or privately held, shall not be deemed "rendering services."

                  d. "Sell" and "sold" shall mean sell, lease, license, market, or otherwise provide or attempt to provide for compensation or advantage.

                  e. "Customer" shall mean any person or entity that (1) has a contract or business relationship with Transport America, (2) was negotiating to contract or enter into a business relationship with Transport America as of November 12, 2001, or (3) has, within the last year of your employment with Transport America, purchased or leased products or services from Transport America.

                  8.2 Confidentiality Restrictions. You agree at all times to use all reasonable means to keep Confidential Information secret and confidential. You shall not at any time use, disclose, duplicate, record, or in any other manner reproduce in whole or in part any Confidential Information, except as necessary to determine compliance with your obligations under this letter agreement so long as such disclosure is not to a competitor of Transport America. You shall not at any time render services to any person or entity if providing such services would require or likely result in using or disclosing Confidential Information. You acknowledge that use or disclosure of any of Transport America's confidential or proprietary information in violation of this letter agreement would have a materially detrimental


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         effect upon Transport America, the monetary loss from which would be difficult, if not impossible, to measure. You agree that should you breach the confidentiality restrictions of this letter agreement, Transport America will be entitled to seek injunctive relief and specific enforcement of this letter agreement.

                  8.3 Noncompetition. The business of Techgistics does and will involve the development, sale and servicing of information technology, software, software support and related hardware to the trucking and freight hauling industry. Nothing in this agreement shall be construed to preclude Meyers from ownership or engaging in any business or enterprise that renders such services. It is understood and agreed that Transport America does not deem such activities as "competition" for purposes of this agreement

                  From the date of execution of this Agreement through May 12, 2003 (the "Restriction Period"), you shall not render services, directly or indirectly, for a competing business anywhere within the United States, whether as an officer, director, owner, partner, affiliate, employee, contractor, or otherwise.

                  8.4 Nonsolicitation of Customers. During the Restriction Period, you agree that you will not:

                  a. solicit or sell, or attempt to solicit or sell, to any Transport America customer, services or products that compete with services or products provided by Transport America, or that were in the process of being developed by Transport America during your employment; or

                  b. interfere in any way with, or induce any Transport America customer, supplier or other entity to terminate or alter its business relationship with Transport America.

                  8.5 Nonsolicitation of Employees or Others. During the Restriction Period, you agree that you will not solicit or accept--directly or indirectly, as an individual or through any other person or entity--any active employee of Transport America or retained consultant under contract with Transport America for employment or any other arrangement for compensation to perform services for any other person, regardless of the nature of their business, or induce such persons to terminate or alter their relationship with Transport America.

9. Return of Property. You will, upon request by any officer of Transport America, return any Transport America property in your possession and all copies thereof, including but not limited to all office equipment, keys, documents, hardware and software and specifically including any Confidential Information.


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This agreement may be executed in counterparts, each of which when executed and delivered, shall constitute one and the same instrument. This agreement shall not in any way be construed as an admission of liability by Transport America or as an admission that we have acted wrongfully with respect to you. We specifically deny and disclaim any such liability or wrongful acts. In the event that any provision of this agreement is found to be illegal or unenforceable, such provision will be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this agreement shall remain in full force and effect. No change or modification of this letter agreement shall be valid unless in writing and signed by you and Transport America.

This agreement sets forth the entire agreement between you and Transport America and fully supersedes any prior agreements, contracts or understandings between you and Transport America. You may not assign any of your rights or delegate any of your duties or obligations under this agreement. This agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota, without reference to its conflict of law provisions.

If this letter accurately reflects our understanding and agreement, please sign the original and copy and return the original to me. The copy is for your file.

We sincerely appreciate your services to Transport America and its affiliates and wish you well in new endeavors.

Very truly yours,

TRANSPORT CORPORATION OF AMERICA, INC.

By:
   ------------------------------------
   William D. Slattery, Chairman

Read and agreed to, with declarations confirmed, this _____ day of January, 2002


---------------------------------------
Robert J. Meyers


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                                     EXHIBIT
                                       TO
                                RELEASE AGREEMENT



_____________, 2002


William D. Slattery
Transport Corporation of America, Inc.
1715 Yankee Doodle Road
Eagan, MN 55121

Dear Bill:

This letter, signed and dated more than 15 days after I signed the agreement between Transport America me, dated January 11, 2002, is to certify that I have taken no steps to exercise my 15-day right of rescission, as described in paragraph 7 of the agreement.

Very truly yours,



Robert J. Meyers